Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

PLUG POWER INSTALLS 63 GENCORE® SYSTEMS IN FIRST QUARTER 2007

• Company announces first quarter financial results

• GenCore® fuel cell systems successfully back up NYS agencies during outages

LATHAM, N.Y. – April 26, 2007 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable on-site energy products, today announced it achieved record installations of its GenCore® fuel cell system, a backup power source for the telecommunications industry that replaces lead acid batteries and diesel fuel generators. The Company also reported its financial results for its first quarter 2007 that ended March 31, 2007.

Revenue for the first quarter of 2007 was $2.6 million compared with $2.3 million in the same period of 2006. Deferred revenue was $3.9 million at March 31, 2007, up from $2.7 million as of December 31, 2006.

Net loss for the first quarter of 2007 improved to $11.2 million from $12.1 million for the first quarter of 2006. On a diluted per share basis, net loss was $0.13 for the first quarter of 2007 compared with $0.14 for the comparative quarter of 2006.

Dr. Roger Saillant, President and CEO of Plug Power, commented, “Our objective in 2007 is to install 400 GenCore® units, and we believe that the first quarter results are a strong indicator of our ability to manufacture, ship and install systems in a timely fashion.”

During the quarter, Plug Power GenCore fuel cell systems demonstrated their reliability several times for the New York Power Authority and New York State Police, who are jointly coordinating a program to install 24 systems in various locations throughout New York state (NYS). In January, a GenCore system provided backup power to a NYS Energy Research and Development Authority office for more than 60 hours during an extended power outage caused by an ice storm. Additionally, a NYS Department of Environmental Conservation radio communications site remained operational during multiple winter storm related outages, including this month’s Nor’easter.

Installations, Shipments, Backlog and Orders

GenCore installations in the first quarter of 2007 were 63 compared with 28 in the first quarter of 2006. Of the units installed, 34 were in North America, 26 were in South Africa and three were in Central/Latin America.

Plug Power shipped 41 GenCore systems in the first quarter of 2007 compared with 15 in the first quarter of 2006. The time periods from receipt of an order to shipment date and installation date vary widely and are determined by a number of factors, including the terms of the customer contract and the customer’s deployment plan.

GenCore backlog on March 31, 2007 was 533 systems compared with 227 systems on March 31, 2006. Of the GenCore units in backlog at the end of the first quarter 2007, 94 units were from orders older than 12 months.

Plug Power received orders for three GenCore systems during the first three months of 2007 compared with 52 orders in the same period last year. The lower level of GenCore orders reflects

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the timing of closing new contracts with existing and prospective customers. GenCore orders include firm orders, stocking orders and orders that require certain conditions or contingencies and certain redesign elements to be satisfied prior to shipment, some of which are outside of the Company’s control.

Dr. Saillant noted, “We are currently working with several customers who have completed field trials, which validated for them the revenue our fuel cell systems protect at a lower cost of ownership than traditional alternatives. We are finding that our system can be of great value to wireless carriers, as well as the government wireless infrastructure.”

Revenue

Product and service revenue was $0.5 million for the first quarter of 2007 compared with product and service revenue of $0.9 million in the same period in 2006. The lower revenue in the first quarter of this year reflects the timing of revenue recognition for previously shipped systems and for units shipped and installed during the first quarter of 2007. Deferred product and service revenue increased to $2.8 million at the end of the first quarter of 2007 compared with $2.5 million at March 31, 2006, reflecting the increased number of shipments over the past year.

Research and development (R&D) contract revenue for the first quarter of 2007 increased to $2.2 million from $1.4 million for the first quarter of 2006. Revenue in the first quarter 2007 was primarily from contracts with the U.S. Department of Defense, U.S. Department of Energy, NYS Energy Research and Development Authority and NASA. There was $1.1 million in deferred contract revenue at March 31, 2007 compared with $0.8 million at March 31, 2006.

Operational Results

Cost of product and service revenue for the quarter ended March 31, 2007, was $1.7 million compared with $1.2 million in the first quarter of 2006, primarily reflecting a higher number of shipments and installations and increased direct materials costs. Cost of R&D contract revenue was $2.7 million for the quarter ended March 31, 2007, compared with $2.5 million in the first quarter of 2006.

General and administrative expenses were $4.1 million for the first quarter of 2007, an increase of $1.7 million compared with $2.4 million for the prior year’s first quarter. The increase was primarily due to an increase in noncash, stock-based compensation expense, an increase in sales activities and costs related to the corporate reorganization announced in February 2007.

R&D expenses for the first quarter of 2007 were $9.3 million, an increase of $0.3 million compared with $9.0 million for the first quarter of 2006, reflecting an increase in noncash, stock-based compensation expense.

Interest income grew from $0.8 million in the first quarter of 2006 to $3.9 million in the first quarter of 2007 as a result of investment returns from higher cash and available-for-sale security balances due to the $217 million cash proceeds received from Smart Hydrogen in the second quarter of 2006.

Cash and Liquidity

Net cash used in operating activities for the quarter ended March 31, 2007, was $10.8 million compared with $11.1 million for the comparable period in 2006. On March 31, 2007, the Company had cash, cash equivalents and marketable securities of $251.4 million compared with $269.1 million at the end of 2006.

About Plug Power

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable on-site energy products, currently integrates fuel cell technology into backup power

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products for telecommunications, utility and uninterruptible power supply applications. The Company is actively engaged with private and public customers in targeted markets, including the United States, Europe, Middle East, Russia, South Africa and South America. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to our 2007 milestones and statements regarding our growth plans. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that the anticipated synergies of the Cellex acquisition are not realized, that unit orders will not ship, be installed and/or convert to revenue, in whole or in part. Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products and other risks and uncertainties discussed under “Item IA—Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission (“SEC”) on March 16, 2007, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Media Contact: Cynthia Mahoney White Plug Power Inc. Phone: (518) 782-7700 ext. 1973 Mobile: (518) 527-1172 cynthia_mahoneywhite@plugpower.com	Investor Contact: Deborah K. Pawlowski/James Culligan Kei Advisors Phone: (716) 843-3908/(716) 843-3874 Mobile: (716) 310-3949/(732) 778-9966 dpawlowski@keiadvisors.com jculligan@keiadvisors.com

TABLES FOLLOW.

Income Statement

Balance Sheet

Cash Flow Statement

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Plug Power Inc.

Financial Highlights

Balance Sheets:

(unaudited)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$72,954,388	$26,899,866
Available-for-sale securities	178,416,212	242,223,202
Accounts receivable	2,203,336	892,641
Inventory	6,775,529	5,558,710
Prepaid expenses and other current assets	5,559,998	3,706,400

Total current assets	265,909,463	279,280,819

Property, plant and equipment, net	17,831,695	18,048,254
Goodwill	10,388,980	10,388,980
Other assets	202,067	201,859

Total assets	$294,332,205	$307,919,912

Liabilities and Stockholders’ Equity Current liabilities:
Due to broker for security purchase	$—	$5,000,000
Accounts payable	1,941,430	1,989,983
Accrued expenses	2,641,332	2,596,990
Deferred revenue	3,856,821	2,692,320

Total current liabilities	8,439,583	12,279,293

Other liabilities	1,126,812	1,112,427

Total liabilities	9,566,395	13,391,720
Stockholders’ equity	284,765,810	294,528,192

Total liabilities and stockholders’ equity	$294,332,205	$307,919,912

Statements of Operations:

(unaudited)

	Three months ended March 31,
	2007	2006
Revenue
Product and service revenue	$462,034	$856,730
Research and development contract revenue	2,168,143	1,418,978

Total revenue	2,630,177	2,275,708

Cost of revenue and expenses
Cost of product and service revenue	1,684,577	1,220,994
Cost of research and development contract revenue	2,653,279	2,536,699

Research and development expense:
Noncash stock-based compensation	876,369	663,360
Other research and development	8,422,026	8,321,400
General and administrative expense:
Noncash stock-based compensation	512,561	194,634
Other general and administrative	3,537,995	2,238,234

Operating loss	(15,056,630)	(12,899,613)

Interest income and net realized gains/losses from the sale of available-for-sale securities	3,873,623	822,605
Interest expense	—	(48,911)

Net loss	$(11,183,007)	$(12,125,919)

Loss per share: Basic and diluted	(0.13)	(0.14)

Weighted average number of common shares outstanding	86,448,152	85,927,896

Statements of Cash Flows Data:
(unaudited)

	Three months ended March 31,
	2007	2006
Net loss	$(11,183,007)	$(12,125,919)

Adjustments to reconcile net loss to net cash	2,082,067	2,322,778
Changes in assets and liabilities	(1,666,430)	(1,264,491)

Net cash used in operating activities	$(10,767,370)	$(11,067,632)

Increase in note receivable	$(1,500,000)	$—
Purchase of property, plant and equipment	(542,417)	(332,461)
Proceeds from maturities and sales of available-for-sale securities	192,186,063	53,916,313
Purchases of available-for-sale securities	(133,321,754)	(45,743,215)

Net cash provided by investing activities	$56,821,892	$7,840,637

Proceeds from shares issued for stock option exercises and employee stock purchase plan	$—	$3,591
Principal payments on long-term debt and capital lease obligations	—	(47,268)

Net cash used in financing activities	$—	$(43,677)